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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 24, 1996

                         JONES MEDICAL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


Delaware                             0-15098                                   43-1229854
(State or other jurisdiction         (Commission                               (IRS Employer
of incorporation)                    File Number)                              Identification No.)

     1945 Craig Road, St. Louis, MO                                         63146
     (Address of principal executive offices)                               (Zip Code)


      Registrant's telephone number, including area code:  (314) 576-6100

         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

                             ITEM 5.  OTHER EVENTS

     On October 24, 1996, Jones Medical Industries, Inc. (the "Registrant") announced the signing of a definitive agreement with Abana Pharmaceuticals, Inc. ("Abana") and the holders of a majority of Abana's outstanding common stock to acquire Abana by means of a merger of Abana with and into a new wholly-owned subsidiary of the Registrant formed for that purpose. Pursuant to the agreement, each outstanding share of the common stock of Abana (other than shares already beneficially owned by the Registrant or shares as to which dissenters' rights of appraisal are exercised) will be converted into 0.22 of a share of the common Stock of the Registrant.

     Abana is a growing regional marketer of nine speciality prescription pharmaceuticals, principally consisting of respiratory care products. Abana, headquartered in Birmingham, Alabama, was founded in 1988 by Mr. Dale Eads and Mr Perry Cole. The company has grown to over $5 million in annual sales and sixty-five employees which include fifty full-time sales representatives.

     Under the terms of the agreement, the Registrant will issue approximately 420,000 shares of its common stock to Abana's stockholders to acquire a 100% ownership interest in Abana. Although Abana's founders and principal stockholders, Mr. Eads and Mr. Cole, currently hold a


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majority of the outstanding shares of Abana and have adopted and approved the transaction, the agreement provides for the deferred closing of the transaction on or before December 31, 1996, subject to certain conditions being met, including notification to Abana's other stockholders of the transaction in accordance with Delaware law, the filing and effectiveness of a registration statement relating to the transaction under federal securities law and the filing of a certificate of merger with the Secretary of State of Delaware.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             JONES MEDICAL INDUSTRIES, INC.


                                             By:  ss/Dennis M. Jones
                                                  ---------------------------
                                                  Name:  Dennis M. Jones
                                                  Title: President
Date: October 28, 1996



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